Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA ACQUIRES ppoNEXT

ADDISON, Texas, June 1, 2007 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that it has, through its subsidiary, Beech Street Corporation, acquired ppoNEXT, Inc. for $19 million.

Established in 1999, ppoNEXT is one of the country’s largest PPO networks. The acquisition will expand Concentra’s offerings in its network services segment and will enhance its existing lines of service to the nation’s leading health plans, insurers and health plan administrators.

Concentra provides outsourced cost management services to the managed care industry. The Company offers a broad array of services designed to decrease medical and administrative costs for its customers, through its subsidiaries, including Concentra Network Services and Beech Street Corporation. The addition of ppoNEXT will allow the Company to provide access to over 520,000 healthcare providers nationally. Concentra Network Services and its subsidiaries will become subsidiaries of Viant Holdings, Inc. after the previously announced spin-off.

Commenting on the acquisition, Tom Bartlett, Concentra Network Services’ President, said, “The ppoNEXT transaction further demonstrates our commitment to investment in our network services business. ppoNEXT is an established national PPO with excellent geographic coverage. The ppoNEXT team has done a terrific job of building its network and solidifying strong provider relationships which is consistent with our objectives.”

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is dedicated to improving the quality of life by making healthcare accessible and affordable. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services that include employment-related injury and occupational healthcare, urgent care services, in-network and out-of-network medical claims review and repricing, access to preferred provider organizations and other cost containment services. Concentra provides its services to approximately 220,000 employer locations and more than 1,500 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company currently has 312 health centers located in 40 states.

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Concentra Acquires ppoNEXT

June 1, 2007

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in nationwide employment and injury rate trends; operational, financing and strategic risks related to the Company’s capital structure, acquisitions, separation transactions and growth strategy; the adverse effects of litigation judgments or settlements; interruption in its data processing capabilities; the potential adverse impact of governmental regulation on the Company’s operations; competitive pressures; adverse changes in market pricing, demand and other conditions relating to the Company’s services; possible fluctuations in quarterly and annual operations; and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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